Exhibit 99.2

4Q2013 Conference Call Script

March 27 - 11:00 a.m.

Opening – Alison Ziegler

Good morning and welcome to the Guided Therapeutics conference call and webcast to discuss fourth quarter 2013 results.

For today's call we have: Guided Therapeutics’ CEO Gene Cartwright and company controller Charles Rufai (Roof-eye) Certified Public Accountant.

During this call the Company will be making forward-looking statements. These statements can obviously differ from actual results, so to rely on them is subject to risk. Factors that could cause forward-looking statements in this call to differ materially from actual results are discussed in the company's Form 10-K for the year ended December 31, 2013, and any subsequent filings with the Securities and Exchange Commission

So at this time I will turn the conference call over to Gene.

GENE

Good Morning and welcome.

Since this is my first conference call as CEO, let me take a moment to introduce myself. While I have had the opportunity to meet several of you over the phone, to our shareholders and investors who do not know me, I was appointed CEO in January of this year. I have over thirty years of experience in the FDA regulated diagnostics field. I worked for 24 years for Abbott, where I ran the hematology business and the molecular diagnostics business and was VP of Marketing for Abbott’s $1.5B US diagnostics business for 5 years. I was recruited to GE and worked there first as President of Molecular Diagnostics and then as CEO of a business that we spun off from GE as a 50/50 Joint Venture with the University of Pittsburgh Medical Center. I was in that role for over 4 years. I’m also on the board of publicly-traded Nanosphere.

I’m excited about the opportunity at Guided Therapeutics and very pleased to be working alongside Dr. Mark Faupel and the Guided Therapeutics team as we build this business. The company is at an exciting and critical stage of its development.

In my first month I had the opportunity to travel to visit several of our distributors and I am struck by a few key points. There is a clear need for LuViva and there is significant interest in LuViva everywhere we go. The potential market opportunity in both the US and internationally is very large, in fact we believe each market is over $500M for LuViva.

I have launched a number of new medical technologies in my career and that process has always had one thing in common. Early on, every customer demands to evaluate a product prior to implementing it in their practice. This is typical, and we are in the midst of that process today. Our initial evaluation of LuViva started in June 2013 in Canada and these evaluations have accelerated in each of the last three quarters. We are gaining experience on how to most effectively work with customers on these evaluations and also on projecting their duration. Right now they are taking between 1 and 5 months to complete. Once completed, these evaluations transition into LuViva shipments and reordering customers and, as you know, the most profitable part of our business is the disposable that is used with each patient which has a manufacturing margin of approximately 85%.

In the international market, there are two uses for LuViva.

1.	The first is as a triage test on Pap smear positive women to determine which of these women are actually false positives. LuViva can determine that 35% of the initial Pap smear positives are false positives with 99% confidence. This triage use is how LuViva will be used in Canada, Western Europe and in the US when we obtain FDA approval. It’s also very important to note that cost savings from the reduced number of biopsies more than offsets added costs of LuViva for a net savings to the healthcare system.

We have had a number of evaluations complete successfully as evidenced by the press release that we put out regarding the evaluation done in Canada by Dr. James Bentley, the Secretary General of the International Federation for Cervical Pathology and Colposcopy (IFCPC). Dr. Bentley wrote an abstract which will be presented at the May International meeting in London. His experience mirrored the results of our earlier clinical trial. In addition, over 20 evaluations are either underway or planned to start shortly in Canada either with individual physicians or with Province wide sponsored studies.

We have gotten a slower start in Europe but have now begun evaluations in Finland, France, the UK, the Netherlands and Estonia,

2.	The second use of LuViva is for primary screening for cervical cancer. We are actively working with customers in Turkey, Nigeria, and Kenya on these evaluations. Additionally, we have plans for a screening evaluation in Mexico. The potential screening market is particularly exciting. Even one large evaluation can lead to very significant ongoing sales for LuViva, since the evaluations are typically done in cooperation with the Ministry of Health. The reason that LuViva is being evaluated in these countries for screening is that there is very little Pap smear or HPV testing done there today due to the difficulty and expense of setting up laboratory infrastructure. Additionally, the fact that LuViva gives an immediate result is important because of the problem of losing patients to follow up if the Pap smear or HPV test takes days or weeks to complete.

We are working very closely with our distributor in Turkey to complete the 1,000 patient evaluation and we look forward to starting to ship the $3M Ministry of Health order in the second quarter assuming a successful completion of the evaluation.

Our work in Nigeria has moved quickly with two evaluations underway and over 300 patients tested to date. The federal ministry is sponsoring a 100 patient study for the triage use and the state government is sponsoring a 2,000 patient trial for screening.

We will start an evaluation in Kenya in the next quarter and have plans to start a government sponsored trial at two hospitals in Mexico. The clinical protocols for that trial are currently under ethics board review. We are also planning a controlled clinical trial in Peru which will start in the next quarter to prove the efficacy of LuViva for primary screening.

These markets in developing countries have the opportunity to drive our financial growth over the next two years. There is a dramatic need for LuViva in these countries where cervical cancer is often a leading cause of cancer death for women of childbearing age. The market for a screening product is significantly bigger than the triage opportunity due to the larger patient volume.

In summary, our commercial opportunity remains large and we are actively working with our distributors in 26 countries on evaluations of LuViva. I am confident that these evaluations will transition to significant growth in sales this year and next year.

At this stage, it’s difficult to have high confidence in exactly how fast our sales will grow and where we will end up for 2014. But, our confidence in our sales projections should improve over the next 6 months. For 2014, our conservative estimate is about $1 million and our optimistic estimate is a little over $3M. A lot will depend on how quickly our sales ramp up in potential screening markets in developing countries. Sales for 2015 should be substantially higher as we get a full year of LuViva and disposable sales from customers that move from evaluations to using LuViva in their practice this year and as we close additional customers next year.

I’d like to comment now on the effect of the recent FDA panel approval recommendation for the Roche HPV test for use as a primary screener in the US. We put out a press release recently on this topic, but I’ll reiterate our thinking here. First, as I’ve mentioned above, there is little use of HPV as a screening product in the developing markets that are evaluating LuViva due to the lack of laboratory infrastructure so we do not anticipate any impact in those markets. Regarding the triage use of LuViva in the developed markets like the US, Canada and Western Europe, the impact could be quite positive. It is a well-documented fact that HPV screening is more sensitive than the Pap test, but it also generates many more false positives than the Pap test. We believe that LuViva will be able to effectively reduce the number of false positives generated by the HPV screening test. We plan to prove this in a clinical study later this year in Europe.

Before I turn the call over to Charles, I’d like to comment on the status of our efforts to obtain FDA approval. This morning, we announced that we have filed a letter with the FDA that requests a face to face meeting with the agency to discuss our response to their letter from September. That meeting should take place in the next 60-90 days. We have also been granted a 180 day extension for submitting our official response. We want to discuss our official response with the FDA prior to submitting it, which we plan to do immediately following the face to face meeting. Although the international market opportunity is likely bigger than the US opportunity, getting FDA approval is very important for us. We are very focused on that goal and have been meeting every day to optimize our response. We are also working with the top regulatory law firm in this space which is advising us in this process. They have worked successfully on many of the PMA’s that have been approved in the US.

Beyond providing the status of our FDA submittal, we don’t plan to discuss the details of our response much beyond the process that we’re following, which I’ve outlined. We don’t believe that sharing the details is helpful in getting our approval, so you’ll have to trust that we’re doing everything we can to obtain it.

With that I will turn the call over to Charles.

Charles

Thank you Gene.

Total revenue for the three months ended December 31, 2013 was about 399 thousand dollars. This included 53 thousand dollars in sales of LuViva devices and disposables, with the remainder of revenue representing contracts, grants and license receipts. This compares to revenue of about 1.0 million dollars in the same period last year of which all represented contracts, grants and license receipts. Revenue for the year was about 1.2 million dollars, including 359 thousand dollars in sales of LuViva device and disposables. Revenue in 2012 was 3.4 million dollars of which 72 thousand dollars represented sales of devices and disposables. The year over year decline in revenue was primarily due to the decline in contract and grant revenue from Konica Minolta as a result of bringing the worldwide rights to the esophageal technology back in house, partially offset by $353,000 in grant income received from the National Cancer Institute and The National Institutes of Health.

The Company also recognized other income related to royalty receipts from a licensing agreement under which Guided Therapeutics licensed certain non-core intellectual property of about $289,000 in 2013.

The net loss available to stockholders for the three months ended December 31, 2013 was about 4.2 million dollars, or six cents per share, compared to a loss of about 1.2 million dollars, or two cents per share, for the same period last year. The net loss available to common stockholders for 2013 was 10.4 million dollars, or 16 cents per share, compared to a net loss available to common stockholders of about 4.4 million dollars, or eight cents per share, in 2012.

The increased net loss was primarily related to the reduction in contracts and grants income of approximately $2.5 million; as well as the non-cash deemed dividend on our preferred stock and warrant valuation, which combined were approximately $3.8 million. While we had a gross loss of about 250 thousand dollars, total operating expenses declined by approximately 400 thousand dollars, with a decline in both research and development expenses and general and administrative expenses partially offset by an increase in sales and marketing.

Cash on hand at the end of the fourth quarter was about 613 thousand dollars compared to about 1.0 million dollars at the end of our fiscal year on December 31, 2012. Our projected monthly burn rate is about 450 thousand dollars.

During the quarter ended December 31, 2013 we received approximately $1.4 million in connection with the cash exercise of new warrants. The Company will be required to raise additional funds through public or private financing, additional collaborative relationships or other new relationships. We are evaluating various options to manage our cash requirements, as well as options to raise additional funds, including loans.

At December 31, 2013, net account receivables based on current invoices totaled about 133 thousand dollars, compared to about 107 thousand dollars at the end of our fiscal year ended December 31, 2012.

The Company had approximately 1.2 million dollars of net inventory on hand at the end of the fiscal year.

At December 31, 2013, the Company had outstanding warrants exercisable for approximately 11.2 million shares of common stock, with an average exercise price of $0.67 per share. If exercised, these warrants could bring in about 7.6 million dollars in cash over the next four years

At the end of the year the Company had approximately 70.5 million shares outstanding.

I’ll now turn the call back over to Gene…….

GENE

Finally, before we open the call to your questions, I’d like to summarize by saying why I’m excited about leading Guided Therapeutics today.

1.	We’re bringing new technology to a market that hasn’t seen new technology for a while and that needs it.
2.	The market is very big and the clinical need is high so the opportunity in the marketplace for our product is exciting.
3.	LuViva has both clinical and cost saving benefits to the healthcare system.
4.	Our disposable is very profitable and will allow us to breakeven with a fairly low level of sales.

Yes, it’s always hard to get a PMA approved by the FDA, but I am confident that our pending submission is very good. We’ll have to wait to see what the results of that are.

But, meanwhile we ARE approved for sale internationally and we have great interest and very good results in the first 6 months or so of having LuViva on the market. I’m confident that sales will build from this point forward.

Although sales will grow and we plan to keep our burn rate low, we do not anticipate achieving breakeven this year. If things go as we hope they will, we should be able to achieve that goal next year.

Right now we’re focused on growing sales internationally in both developed and developing countries and in getting FDA approval. If we stay focused on those two goals, the inherent profitability of our product will enable us to achieve the goal of breakeven. And with the size of the markets that we’re selling into, we should be able to create a sizable and profitable business.

With that operator, I’ll turn the call over to you for questions.

After questions: Thank you operator and thank all of you for participating in the call.